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The Loewen Group Inc.
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(NYSE, TSE, ME: LWN)                                                        NEWS


Contact:
Thomas C. Franco
Broadgate Consultants, Inc.
Tel: (212) 232-2222

                              FOR IMMEDIATE RELEASE

                    LOEWEN GROUP ANNOUNCES LENDING AGREEMENTS

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VANCOUVER, BC, March 30, 1999 -- The Loewen Group Inc. (NYSE, TSE, ME: LWN)
today announced it has negotiated revised lending agreements with its lenders under its bank revolving credit agreement, MEIP bank term credit agreement and certain other notes. The revised lending agreements, expected to become effective March 31, 1999 upon completion of the previously announced sale to an investor group led by McCown De Leeuw & Co. of 124 cemeteries and three funeral homes, require a permanent paydown under these agreements of $103 million from the resulting proceeds.

John Lacey, Chairman of the Loewen Board stated "the successful completion of this agreement means both that there is no event of default under our agreements and that the Company will have additional working capital while it addresses the difficult challenges it faces. This will give the Company time in which to work with all stakeholders in exploring value alternatives that will be in the best interests of all concerned."

The Company's revised lending agreements provide for: waivers of financial covenants at December 31, 1998; the suspension of all common, preferred and MIPS dividends; a requirement to refinance the PATS senior notes on satisfactory terms to the lenders by September 15, 1999; no further borrowings under its revolving bank credit agreement except for certain letters of credit; and changes and additions to existing covenants.

The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The Company employs approximately 16,000 people and owns



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or operates more than 1,100 funeral homes and over 500 cemeteries across the
United States, Canada and the United Kingdom. Over 90 percent of the Company's revenue is derived from the United States.


The Loewen Group's website is located at http://www.loewengroup.com




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